================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 15


                        Commission file number 333-24939


                              THE FONDA GROUP, INC.
             (Exact name of registrant as specified in its charter)




 2920 North Main Street, Oshkosh, Wisconsin                       54901
  (Address of principal executive offices)                      (Zip Code)


        Registrant's telephone number, including area code: 920/235-9330




       $120 million of 9-1/2% Series B Senior Subordinated Notes due 2007
       ------------------------------------------------------------------
            (Title of each class of securities covered by this Form)



                                      None
       ------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under 13(a) or 15(d) remains)




================================================================================

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [    ]             Rule 12h-3(b)(1)(i)        [  X ]


Rule 12g-4(a)(1)(ii)        [    ]             Rule 12h-3(b)(1)(ii)       [    ]


Rule 12g-4(a)(2)(I)         [    ]             Rule 12h-3(b)(2)(i)        [    ]


Rule 12g-4(a)(2)(ii)        [    ]             Rule 12h-3(b)(2)(ii)       [    ]



Approximate   number   of   holders   of   record   as  of the  certification or
notice date:  29

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, The Fonda Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized officer and principal financial officer.



                            THE FONDA GROUP, INC.
                            (registrant)

Date:  April 26, 2002       By:  /s/ Hans H. Heinsen
       --------------            -------------------
                            Hans H. Heinsen
                            Senior Vice President -
                            Chief Financial Officer and Treasurer

                            (Principal Financial and Accounting Officer and Duly Authorized Officer)

                                       3